INVESCO MORTGAGE CAPITAL INC. 2009 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
Non-transferable

Award to

[Grantee Name]
(“Grantee” or “you”)

by Invesco Mortgage Capital Inc. (“Company”) of

[Number of Shares Granted]
Restricted Stock Units (“Grant”)

as of [Award Date] (“Award Date”)

Subject to the conditions of the Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan (“Plan”) and this Award Agreement, the Company hereby awards to you the number of Restricted Stock Units set forth above, which shall become vested and non-forfeitable in four (4) equal installments on each anniversary of the Award Date.

This Grant shall be effective as of the Award Date set forth above.  By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan and this Award Agreement, which may be amended only by a written agreement signed by the Company and you.  If you fail to accept this Award Agreement within sixty (60) days of the Award Date set forth above, the Company may determine that this Grant has been forfeited.

IN WITNESS WHEREOF, each of the Company and Grantee has caused this Award Agreement to be executed as of the Award Date.

INVESCO MORTGAGE CAPITAL INC.	GRANTEE:
_____________________________
By: Authorized Signatory

Continued on the following page

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TERMS AND CONDITIONS – Restricted Stock Units

1. Plan Controls; Restricted Stock Units.  The terms contained in the Plan are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan.  The term “Restricted Stock Units” (or “RSUs”) means a contractual obligation of the Company to transfer a number of Shares to the Grantee equal to the number of RSUs awarded under the Grant in accordance with the terms of this Award Agreement.  Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term (i) “Company” means Invesco Mortgage Capital Inc., its Subsidiaries, and their respective successors and assigns; (ii) “Manager” means Invesco Advisers, Inc., its Affiliates other than the Company, and their respective successors and assigns; (iii) and “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, Invesco Advisers, Inc.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions.  RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered.  Upon your Termination of Service (as defined below) for any reason other than as set forth in paragraphs (b)-(f) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to the RSUs which remain unvested as of the date of your Termination of Service.

Notwithstanding any provision of the Plan, for purposes of this Award Agreement, “Termination of Service” means the termination of your employment or consultancy with, or performance of services for, the Manager.

3. Vesting and Conversion to Shares.  The RSUs will vest and be deemed earned and payable in full upon the earliest to occur of the following (the “Vesting Date”):

(a)	upon the dates specified on page 1 hereof, provided that you have not experienced a Termination of Service prior to such respective dates, or
(b)
in the event of your Termination of Service due to Retirement (as defined below) occurring more than three (3) years after the Award Date, and upon your continued compliance with the covenants set forth herein, on the dates specified on page 1 hereof, or

(c)	upon your Termination of Service due to death or Disability (as defined below), or
(d)
upon your involuntary Termination of Service, other than for Cause (as defined below) or Disability, and your execution and delivery of a severance agreement in the form stipulated by the Manager (and any applicable period for revoking such severance agreement having expired) within 60 days after your Termination of Service, or

(e)
in the event of a Change in Control (as defined below), immediately prior to a Change in Control if this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, provided, however, that the RSUs will not vest automatically upon a Change in Control as provided in Section 16 of the Plan, or

(f)
in the event of a Change in Control (as defined below), upon your Termination of Service during the 24-month period following the Change in Control either (i) by the Manager other than for Cause or Disability, or (ii) by you for Good Reason (as defined below), or

(g) upon the termination of the management agreement between Invesco Mortgage Capital Inc. and Invesco Advisers, Inc.

Notwithstanding any provision of the Plan, for purposes of this Award Agreement, “Retirement” means your Termination of Service other than for Cause after the attainment of age fifty-five (55) and at least ten years of service.

Notwithstanding any provision of the Plan, for purposes of this Award Agreement, “Disability” means, with respect to you, (i) a “disability” (or words of similar meaning) as defined in any written employment, consulting or similar agreement between you and the Manager (an “Individual Agreement”) or (ii) if there is no such agreement or it does not define “disability” (or words of similar meaning), (A) a permanent and total disability as determined under the Manager’s long-term disability plan applicable to you or (B) if there is no such plan applicable to you, “Disability” as determined by the Committee.  The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of your condition.

Notwithstanding any provision of the Plan, for purposes of this Award Agreement, “Cause” means (i) if you are a party to an Individual Agreement at the time of your Termination of Service that defines such term (or words of similar meaning), the meaning given in such Individual Agreement or (ii) if there is no such Individual Agreement, or if it does not define Cause (or words of similar meaning):  (A) your commission of (1) a felony (or its equivalent in a non-United States jurisdiction) or (2) other conduct of a criminal nature that has or is likely to have an adverse effect on the reputation or standing in the community of the Manager or the Company or that legally prohibits you from working for the Manager; (B) breach by you of a regulatory rule that adversely affects your ability to perform your principal employment duties for the Manager; or (C) deliberate failure on your part (1) to perform your principal employment duties, (2) to comply with the material policies of the Manager, (3) to follow specific reasonable directions received from the Manager or (4) to comply in all material respects with covenants contained in any Individual Agreement or this Award Agreement.

For purposes of paragraph (e) of this Paragraph 3, “Change in Control” has the meaning assigned to such term in the Plan.  For all other purposes of this Award Agreement, including paragraph (f) of this Paragraph 3 and the definition of Good Reason set forth below, Change in Control means a “Change in Control” of Invesco Ltd. as defined under the Invesco Ltd. 2008 Global Equity Incentive Plan, as amended from time to time.

“Good Reason” means, during the 24-month period following a Change in Control, actions taken by the Manager resulting in a material negative change in your employment relationship with the Manager including, without limitation: (i) the assignment to you of duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control; (ii) a material reduction of your aggregate annual compensation, including, without limitation, base salary and annual bonus, from that in effect immediately prior to the Change in Control; (iii) a change in your principal place of employment that increases your commute by 40 miles or materially increases the time of your commute as compared to your commute immediately prior to the Change in Control; or (iv) any other action or inaction that constitutes a material breach by the Manager of any Individual Agreement.  In order to invoke a Termination of Service for Good Reason, you must provide written notice to the Office of the General Counsel of the Manager of the existence of one or more of the conditions constituting Good Reason within ninety (90) days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Manager shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.

Unless the RSUs are forfeited before the Vesting Date, the RSUs will be converted on the Vesting Date into an equal number of Shares that will be registered in your name and delivered to you.

4. No Shareholder Rights; Payment in Lieu of Dividends.  Grantee shall have none of the rights of a shareholder of the Company with respect to the RSUs, provided, however, that if and when cash dividends are paid with respect to the Shares while the RSUs are outstanding, the Manager shall pay to you as additional compensation an amount in cash equal to the amount of such dividends with respect to the number of Shares then underlying the RSUs.

5. Employment Matters.  In consideration of this Grant, you hereby promise to honor and to be bound by the Plan and this Award Agreement, which serve as the agreed basis for your Grant.  You further agree that this Award Agreement is entered into and is reasonably necessary to protect the Manager’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Manager.  You also agree that, in consideration of the confidential information, trade secrets, and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 5, and further agree and acknowledge that the restrictions set forth in this Paragraph 5 are reasonably necessary to protect the confidential and trade secret information provided to you.

5.1 Notice Period.  During your employment with the Manager, you and, in the absence of Cause, the Manager shall be required to give to the other [xxx (x)] months’ advance written notice of the intent to terminate your employment relationship (the “Notice Period”).  Your employment with the Manager shall not terminate until the expiration of the Notice Period, provided, however, the Manager shall have the right, in its sole discretion, to relieve you of all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to the Manager's offices during such leave.  You shall be entitled to continue to receive full compensation and participate in applicable employee benefit plans and arrangements for the entire Notice Period, regardless of whether the Manager exercises its right to place you on paid administrative leave.  You are prohibited from working in competition with the Manager, or taking affirmative steps to assist or establish a competitive firm, during the Notice Period.  Notwithstanding the foregoing, at any time during your employment relationship the Manager may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause.  Your employment shall terminate on the earlier of (i) your termination of employment by the Manager for Cause, and (ii) expiration of the Notice Period (the “Termination Date”).

5.2 Nondisclosure.  You agree that, in the event of your Termination of Service for any reason,  whether during or following the Restriction Period (as defined below), you shall not, for a period of  six (6) months following the Termination Date (the “Nondisclosure Period”) directly or indirectly transmit or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) to any person or make use of any such Confidential Information or Trade Secret without the prior written consent of the Manager or the Company (as appropriate), provided, however, that Trade Secrets shall remain protected for so long as they remain Trade Secrets under applicable law. “Restriction Period” means the period commencing with the Award Date and ending upon the expiration of all vesting conditions applicable to the RSUs.  “Trade Secret” means information with respect to the Company or the Manager that is defined as a trade secret by the Georgia Trade Secrets Act and shall be deemed to include all customer information – including without limitation all information pertaining to customer identity, customer account numbers and/or assets in customer accounts.  “Confidential Information” means all information regarding the Company, the Manager or their respective business or customers that is not generally known to persons not employed by the Manager but that does not rise to the level of a Trade Secret, that is not generally disclosed to non-employees, and that is the subject of reasonable efforts to protect its confidentiality, provided, however, that “Confidential Information” does not include information that has become generally available to the public by the act of a person who has the right to disclose such information.

5.3 Nonrecruitment; Nonsolicitation.  You agree that, in the event of your Termination of Service for any reason, whether during or following the Restriction Period, you shall not, for a period of six (6) months following the Termination Date (the “Covenant Period”), directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Manager with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Manager or otherwise lessen that party’s affiliation with the Company or the Manager, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current client or customer of the Company or the Manager with whom you had Material Contact during your employment for purposes of offering, providing, or selling investment management products or services offered by the Company or the Manager at the date of your Termination of Service that were offered, provided, and/or sold by you on the Company’s or Manager’s behalf.  For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a client or customer if (i) you had business dealings with the client or customer on behalf of the Company or the Manager or (ii) you supervised or coordinated the dealings between the Company or the Manager, on the one hand, and the client or customer, on the other hand.

5.4 Works for Hire.  You acknowledge that in the course of your employment with the Manager, you may from time to time create or have created copyrightable or patentable works for the Manager.  All such works related to or useful in the business of the Manager are specifically intended to be works made for hire by you for the benefit of the Manager.  You hereby irrevocably transfer and assign to the Manager all right, title and interest in or to any and all documentation, information or materials conceived, discovered, developed or created by you in the course of your employment with the Manager, whether or not the same would otherwise constitute “works made for hire” under applicable law.

5.5 Enforceability of Covenants.  You acknowledge that the Manager and the Company have a current and future expectation of business from the current and proposed customers of the Manager and the Company.  You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein.  You agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad, the court shall be authorized to substitute an enforceable term or otherwise modify the Award Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law.  You agree that any breach of these covenants will result in irreparable damage and injury to the Manager and the Company and that the Manager and the Company will be entitled to injunctive relief without the necessity of posting any bond.  You also agree that you shall be responsible for all damages incurred by the Manager and the Company due to any breach of the restrictive covenants contained in this Award Agreement and that the Manager and the Company shall be entitled to have you pay all costs and attorneys’ fees incurred by the Manager and the Company in enforcing the restrictive covenants in this Award Agreement.

5.6 Relationship to Other Agreements.  In the event of any actual or alleged conflict between the provisions of (i) this Award Agreement and (ii) any applicable Individual Agreement or other agreement regarding your employment with the Manager (collectively, the “Other Agreement”), the provisions hereof shall control and, to the extent necessary, be deemed an amendment of such Other Agreement, provided, however, that if the Notice Period, Nondisclosure Period or the Covenant Period referred to in this Paragraph 5 is of shorter duration than that provided in the Other Agreement, the Notice Period,  Nondisclosure Period or Covenant Period (as applicable) set forth in the Other Agreement shall apply.

6. Employee Data Privacy. By signing this Award Agreement, you (a) explicitly consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the administration of your Grant and the Plan, (b) agree that the Company and the Manager may, for the purpose of administering the Plan, hold certain personal information about you, including without limitation your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, and details of all awards or entitlements to Shares granted to you under the Plan or otherwise (“Data”), (c) agree that Data may be transferred to any third parties assisting in the implementation, administration of the Plan, including any broker with whom the Shares issued upon vesting of the Grant may be deposited, and that these recipients may be located in your country or elsewhere, and that the  recipient’s country may have different data privacy laws and protections than your country; (d) waive any data privacy rights you may have with respect to the Data, and (e) authorize the Company and the Manager and their respective agents to store and transmit the Data in electronic form.

7. Code Section 409A.  It is the intention of the Manager and the Company that the Grant shall not constitute a “nonqualified deferred compensation plan” subject to Section 409A of the Code, and the Plan and the terms and conditions of this Award Agreement shall be interpreted accordingly.  Notwithstanding anything herein to the contrary, in the event you are eligible for Retirement, the Vesting Date under Section 3(b) of this Award Agreement shall not be later than March 1 of the tax year following the later of (i) the tax year in which you become eligible for Retirement or (ii) the tax year in which the third anniversary of the Award Date occurs.  In addition, notwithstanding any other provision of the Plan or this Award Agreement to the contrary, in the event that any amounts payable pursuant to Section 5.1 of this Award Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payment thereof upon the Grantee’s Separation from Service (as defined under Section 409A of the Code) shall be delayed until the first day of the seventh month following the Grantee’s Separation from Service if the Grantee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the uniform policy adopted by the Committee with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company).

8. Notice.  Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid.  Notices to the Company or the Manager must be addressed to Invesco, Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Manager in a written notice to you.  Notices to you will be directed to your address then currently on file with the Manager, or to any other address given by you in a written notice to the Manager.